Exhibit 99.1

February 9, 2012

Dear Shareholder:

Attached you will find the 2011 unaudited financial summary of the full year and fourth quarter for The National Bank of Indianapolis Corporation. As you review the financial results for 2011, please note that the Corporation finished the year with total assets of over $1.459 billion. This compares to total assets of $1.441 billion in 2010, for a growth of $18 million.

During this past year, your Corporation earned $5,356,000 compared to $3,786,000 for 2010. On a fully diluted basis, earnings per share totaled $2.19 per share compared to $1.59 in 2010, up 38%.

In the fourth quarter of 2011, the Corporation earned $1,260,000 compared to $1,572,000 for the same period in 2010. Results for the fourth quarter of 2011 included a provision for loan losses of $1,517,000 whereas the fourth quarter of 2010 had a negative provision for loan losses of ($65,000). Fourth quarter net charge offs in 2011 totaled $2,022,000. Loans charged off in the fourth quarter were primarily attributable to a small number of commercial real estate borrowers that were affected by the general decline in the economy. The reserve for loan losses is now over $14,200,000, which we believe is adequate in light of the current weakness in the economy.

Our 2011 performance was aided by the growth of our loan portfolio. Loans exceeded $953 million at year end for a growth of $52 million or 6% since December 31, 2010. While cautious, the Bank continues to make loans to creditworthy borrowers.

Deposits also showed continued growth in 2011. In spite of strong competition, we are pleased to report that total deposits exceed $1.242 billion compared to $1.239 billion at the end of 2010.

Fee income was a major contributor to income during 2011. During 2011, the Corporation generated fee income in excess of $14,500,000. Part of the fee income success was due to the Wealth Management Division. The Wealth Management Division finished the year with $1.393 billion in assets under administration, with fees up 14%. Also positively impacting fee income was a 14% increase in interchange income. Finally, residential mortgage banking had another strong year, with originations of over $116 million, generating income in excess of $1,311,000.

Another important 2011 milestone relates to capital. As of December 31, 2011, total shareholder’s equity at the Corporation exceeded $90.1 million and book value per share reached $38.67 – a new high. The Corporation continues to maintain its capital at a level which exceeds all regulatory requirements to be considered “well capitalized”.

The economic recovery is showing some encouraging signs. Durable goods orders increased more than expected in December. The Index of U.S. Leading Economic Indicators rose for a third consecutive month. Construction of residential real estate climbed at an 11% annual rate in the 4th quarter, the best performance since the second quarter of 2010. Fourth quarter GDP grew a solid 2.8%, up from a 1.8% gain in the third quarter. Bolstered by the positive economic news, the stock market has reached approximately 12,600 on the Dow Jones Industrial Average. While there are significant impediments to a rapid economic recovery in 2012, including possible ramifications from European debt crisis, a slow, sustained recovery seems possible.

It is with admiration and respect that we announce the retirement of Phil Roby as Executive Vice President and Chief Operating Officer, effective December 31, 2011. Phil had a long and distinguished banking career spanning over 45 years. Phil was crucial to the initial conception and formation of the Bank. In the early days leading up to the beginning of the Bank, Phil worked tirelessly to help hire staff, sell stock, design products, write policies, prepare a strategic plan, and form a Board of Directors. During the ensuing 18 years since that beginning, Phil had a significant impact on our organization, our clients, and the community we serve. From his profound leadership in lending and credit matters, to his compassionate and humane leadership approach, Phil set the example for service to clients and leadership in the community. While his daily presence will be missed, his contributions will be heralded for years to come.

With Phil’s retirement, Mark Bruin has been promoted to Executive Vice President and Chief Banking Officer. Mark joined The National Bank of Indianapolis in 2001 as Senior Vice President and Division Head of Corporate Banking and Treasury Management. In 2006, Mark was promoted to Senior Vice President and Chief Client Officer, with responsibility for Corporate Banking, Private Banking, Nonprofit Services, Residential Mortgage, Treasury Management, Credit Card Services, and Loan Documentation. Mark, who started his banking career at Comerica Bank in Detroit, Michigan in 1981, spent more than fifteen years at Indiana National Bank and its successor banks, NBD and Bank One. He was First Vice President and Middle Market Manager when he left Bank One in 2001. As Executive Vice President and Chief Banking Officer, Mark will follow in the footsteps of Phil Roby providing high levels of service to clients and professional banking expertise to the community.

In summary, the Corporation achieved increased profitability in 2011 while showing growth in assets, loans, deposits, and fee income. As always, we appreciate the continued support of our shareholders, employees, clients, and directors and we thank you for your confidence.

Sincerely,

Michael S. Maurer	Morris L. Maurer	Mark E. Bruin
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Banking Officer

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FOURTH QUARTER 2011 HIGHLIGHTS

Selected Balance Sheet Information

	September 30,	September 30,
	Dec. 31, 2011	Dec. 31, 2010
(in thousands)	(unaudited)	(audited)
Total Assets	$1,459,596	$1,441,393
Loans	953,612	901,756
Reserve for Loan Losses	(14,242)	(15,134)
Investment Securities	254,283	190,353
Total Deposits	1,242,819	1,238,840
Shareholders’ Equity	90,119	79,357

Selected Income Statement Information

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (audited)
Net Interest Income	$10,339	$9,864	$40,635	$38,101
Provision for Loan Losses	1,517	(65)	3,824	4,279
Non-Interest Income	4,082	3,800	14,521	14,248
Non-Interest Expense	11,497	11,699	44,835	43,522
Pretax Income	1,407	2,030	6,497	4,548
Net Income	1,260	1,572	5,356	3,786

Selected Per Share Information

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (audited)
Basic Earnings (Loss) Per Share	$0.54	$0.68	$2.30	$1.64
Diluted Earnings (Loss) Per Share	$0.51	$0.66	$2.19	$1.59
Book Value per Share	$38.67	$34.24	$38.67	$34.24